As filed with the Securities and Exchange Commission on November 15, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Republic Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	65-0716904
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

18500 North Allied Way Phoenix, Arizona	85054
(Address of Principal Executive Offices)	(Zip Code)

Republic Services, Inc. Deferred Compensation Plan

(as amended and restated effective January 1, 2010)

(Full title of the plan)

Catharine D. Ellingsen, Esq.

Executive Vice President, Chief Legal Officer,

Chief Ethics and Compliance

Officer and Corporate Secretary

18500 North Allied Way

Phoenix, Arizona 85054

(480) 627-2700

(Name and address of agent for service)

Copy to:

Kerry S. Burke

Keir D. Gumbs

Covington & Burling LLP

One CityCenter, 850 Tenth Street, NW

Washington, DC 20001-4956

(202) 662-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Deferred Compensation Obligations	$125,000,000	100%	$125,000,000	$15,563

(1)	The Deferred Compensation Obligations are general unsecured obligations of Republic Services, Inc. to pay deferred compensation in the future in accordance with the terms of the Republic Services, Inc. Deferred Compensation Plan (the “Plan”).
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Republic Services, Inc. (“Republic” or the “Registrant”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on February 17, 2017;

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, filed with the Commission on April 28, 2017, July 28, 2017 and November 3, 2017, respectively; and

(c) The Registrant’s Current Reports on Form 8-K or Form 8-K/A (other than portions thereof furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K) filed with the Commission on February 17, 2017, May 15, 2017, July 27, 2017, July 28, 2017, July 31, 2017, November 2, 2017, November 13, 2017 and November 15, 2017.

In addition, all documents subsequently filed with the Commission by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such document.

Item 4.	Description of Securities.

The Plan provides a select group of management or highly compensated employees and non-employee directors of Republic and certain of its affiliates with an opportunity to defer a portion of their compensation (including base salary, bonus, commissions, director fees, amounts earned under long-term and synergy incentive plans and restricted stock units) on a pre-tax basis. The Plan also provides for Republic to make special employer contributions to the Plan on behalf of participants, certain of which contributions are to be made in accordance with a formula set forth in the Plan. Republic may also credit discretionary contributions to some or all of the Plan participants. Amounts deferred under the Plan are credited with investment returns based on measurement funds selected by the Plan participants from among funds selected by the committee that administers the Plan. Any deferrals of restricted stock units or stock-settled performance shares are required to be invested in stock units which correspond to Republic common stock. The amount of the Company’s obligations under the Plan (the “Deferred Compensation Obligations”), and the amount of the Deferred Compensation Obligations payable to any Plan participant under the Plan, will reflect the returns of the applicable measurement fund.

The amount of compensation deferred under the Plan is based on elections by the Plan participants, employer contributions and the earnings and losses on the foregoing amounts. The Deferred Compensation Obligations payable by Republic under the Plan will become due in accordance with payment elections made by Plan participants in accordance with the terms of the Plan. The Deferred Compensation Obligations represent the contractual obligations of Republic to pay or distribute when due to participants in the Plan cash with respect to amounts deferred in accordance with the terms of the Plan and shares with respect to deferred restricted stock units and stock-settled performance shares (which shares have been registered separately) with respect to the amended and restated Republic 2007 Stock Incentive Plan (or a predecessor plan) (the “Stock Incentive Plan”).

Plan participants will not have any ownership interest in any of the amounts deferred or the measurement funds under the Plan. The right of each participant in the Plan is solely that of a general, unsecured creditor of Republic with respect to his or her own interest under the Plan. The Plan is unfunded and Republic is not required to set aside assets to be used for payment of the Deferred Compensation Obligations under the Plan. Payments under the Plan shall be payable solely from the general assets of Republic (subject to settlement of deferred restricted stock units and stock-settled performance shares with shares of Republic common stock from the Stock Incentive Plan). Neither a participant in the Plan nor any other person will have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable under the Plan or any part thereof. No part of the amounts payable will, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a participant in the Plan or any other person, be transferable by operation of law in the event of a participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

Any participating employer, including Republic, may amend or modify the Plan in whole or in part with respect to that employer, provided that no such amendment or modification will be effective to decrease the value of a Participant’s account balance in existence at the time the amendment or modification is made. Each participating employer, including Republic, reserves the right to terminate the Plan with respect to that employer and in the event an employer terminates the Plan comparable measurement funds must remain in effect for its Participants following such termination. Republic may adopt amendments to the Plan to preserve the intended tax treatment of the Plan benefits and to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Republic may also terminate and liquidate the Plan to the extent permitted by Code Section 409A.

Item 5.	Interest of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below and to Republic’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), and Amended and Restated Bylaws.

The Certificate provides that Republic shall indemnify, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (the “DGCL”), each person who is involved in any litigation or other proceeding because such person is or was a Republic director or officer or was serving at Republic’s request as a director, officer, employee or agent of another enterprise, against all expense (including attorney’s fees), loss or liability reasonably incurred or suffered in connection therewith. The Certificate provides that a person entitled to indemnification under the Certificate shall be paid expenses incurred in defending any proceeding in advance of its final disposition upon Republic’s receipt of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification.

Section 145 of the DGCL permits a corporation to indemnify any director or officer of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reason to believe his conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), however, indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the DGCL, the Certificate eliminates the liability of a director to Republic or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (a) from any breach of the director’s duty of loyalty to Republic or its stockholders, (b) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) from any transaction from which the director derived an improper personal benefit.

Republic may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Republic or another corporation, partnership, joint venture, trust or other enterprise. Under an insurance policy maintained by Republic, the directors and officers of Republic are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(a) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Registrant’s articles of incorporation, by-laws or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Republic Services, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona on November 15, 2017.

REPUBLIC SERVICES, INC.

By:	/s/ Catharine D. Ellingsen
Catharine D. Ellingsen Executive Vice President and Chief Legal Officer

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Donald W. Slager, Charles F. Serianni and Cathaine D. Ellingsen and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Form S-8 registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person hereby ratifying and confirming that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated on November 15, 2017.

Signature	Title

/s/ Donald W. Slager Donald W. Slager	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Charles F. Serianni Charles F. Serianni	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Brian A. Goebel Brian A. Goebel	Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ Manuel Kadre Manuel Kadre	Chairman of the Board of Directors

/s/ Tomago Collins Tomago Collins	Director

/s/ William J. Flynn William J. Flynn	Director

/s/ Thomas W. Handley Thomas W. Handley	Director

/s/ Jennifer M. Kirk Jennifer M. Kirk	Director

/s/ Michael Larson Michael Larson	Director

/s/ Kim S. Pegula Kim S. Pegula	Director

/s/ Ramon A. Rodriguez Ramon A. Rodriguez	Director

/s/ John M. Trani John M. Trani	Director

/s/ Sandra M. Volpe Sandra M. Volpe	Director

The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on November 15, 2017.

REPUBLIC SERVICES, INC. DEFERRED COMPENSATION PLAN

By:	Republic Services, Inc. Employee Benefits Committee, Plan Administrator

By:	/s/ Jon Black
	Name:	Jon Black
	Title:	Chairperson

EXHIBIT INDEX

Exhibit Number	Description

4.1*	Amended and Restated Certificate of Incorporation of Republic Services, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 1998).

4.2*	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Republic Services, Inc. (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-8, Registration No. 333-81801, filed with the Commission on June 29, 1999).

4.3*	Amended and Restated Bylaws of Republic Services, Inc. (incorporated by reference to Exhibit 3.3 to Republic’s Current Report on Form 8-K filed on May 9, 2016).

4.4*	Republic Services, Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 4.4 to Republic’s Form S-8, Registration No. 333-170174, filed with the Commission on October 27, 2010)

5.1	Opinion of Catharine D. Ellingsen, Executive Vice President and Chief Legal Officer, as to the legality of the Deferred Compensation Obligations being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Catharine D. Ellingsen, Executive Vice President and Chief Legal Officer (contained in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page to Registration Statement).

*	Filed previously.